FS Investment Corporation 8-K

Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FSIC Third Quarter

 Earnings Release and Conference Call

PHILADELPHIA, PA, October 16, 2014 – FS Investment Corporation (NYSE: FSIC) announced today that it will host a conference call to discuss its financial results for the quarter ended September 30, 2014 on Tuesday, November 11, 2014, at 9:00 a.m. Eastern Time. FSIC intends to report its financial highlights for the quarter ended September 30, 2014 after the market close on Monday, November 10, 2014.

Interested parties are invited to participate via telephone or webcast, which will be hosted on a webcast link located on the “Investor Relations” section of FSIC’s website at www.fsinvestmentcorp.com. For participants joining via telephone, please dial 1 (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 38303906 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website, and will be available for a period of 30 days following the call.

About FS Investment Corporation

FSIC is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of Franklin Square Capital Partners (Franklin Square), and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $69.5 billion in assets under management as of June 30, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $12.4 billion in assets as of June 30, 2014. For more information, please visit www.franklinsquare.com.